UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         December 29, 2005

IMMUNICON CORPORATION

(Exact name of registrant specified in its charter)

Delaware	000-50677	23-2269490

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3401 Masons Mill Rd., Suite 100, Huntingdon Valley, Pennsylvania		19006

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone, including area code:        (215) 830-0777

Not applicable.

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

Accelerated Vesting of Certain Options

On December 29, 2005, upon the recommendation of its Compensation Committee, the Board of Directors (the “Board”) of Immunicon Corporation (“Immunicon”) approved the acceleration of the vesting of all outstanding stock options held by Immunicon’s current officers, employees, consultants and advisors with an exercise price of at least $4.80 per share. Options held by Immunicon’s executive officers and members of the Board were excluded from the vesting acceleration. Unvested stock options that had an exercise price of less than $4.80 per share will continue to vest on their normal schedule. As a result of this vesting acceleration, options to purchase approximately 351,442 shares of Immunicon’s common stock have become fully vested.

The decision to accelerate the vesting of these stock options was made primarily to reduce the compensation expense that might be recorded in future periods following Immunicon’s adoption of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)” (“FAS 123R”). Immunicon expects that the future expense to be eliminated is approximately $1.26 million over the next four years. Immunicon believes that the options subject to the accelerated vesting have not provided sufficient retentive value when compared to the future stock option compensation expense because these options had exercise prices in excess of current market values. Immunicon is required to apply the expense recognition provisions of FAS 123R beginning in the first quarter of fiscal 2006, which began on January 1, 2006.

Executive Officer Compensation

On December 29, 2005, the Board approved changes to the cash compensation of its executive officers. These changes are effective as of January 1, 2006 and supersede the compensation arrangements with respect to executive officers that were in effect immediately prior to this date. The executive officer cash compensation for fiscal year 2006 is as follows:

Name	Title	Base Salary		Target Bonus*
Byron D. Hewett	President and Chief Executive Officer	$330,000		$170,000
Leon W.M.M. Terstappen, M.D., Ph.D.	Senior Vice President of Research and Development, Chief Scientific Officer	$275,000		$110,000
James G. Murphy	Senior Vice President of Finance and Administration, Chief Financial Officer	$250,000		$100,000
James L. Wilcox	Chief Counsel and Secretary	$230,000		$70,000
Edward L. Erickson	Executive Chairman	$52,500	**	$26,250	**

*	Target bonuses are guidelines only and actual bonuses payable to the listed officers for 2006 performance are subject to review and evaluation by the Compensation Committee of the Board and approval by the Board.
**	Mr. Erickson will serve as Immunicon’s executive chairman through March 31, 2006. As such, Mr. Erickson’s base salary and target bonus in the above table are accordingly adjusted from an annual base salary of $350,000 and an annual target bonus of $175,000 to reflect three months salary based on spending 60% of his time on Immunicon business.

In addition to the cash compensation above, in connection with Mr. Hewett’s appointment as chief executive officer of Immunicon discussed in Item 5.02 below, on December 29, 2005, Immunicon made a restricted stock grant of 100,000 shares of common stock of Immunicon to Mr. Hewett, which vests on January 1, 2009 and also granted Mr. Hewett an option to purchase 100,000 shares of common stock of Immunicon at an exercise price of $3.36 per share, which vests annually over a four year period from the date of grant.

Executive Officer Employment Agreements

In accordance with the succession plan discussed in Item 5.02 below, the employment and severance agreements between Immunicon and Byron D. Hewett and Edward L. Erickson, respectively, have been amended to reflect their new titles. The terms of Mr. Hewett’s and Mr. Erickson’s employment and severance agreements are otherwise unchanged. Copies of the letters amending Mr. Hewett’s and Mr. Erickson’s employment and severance agreements are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Non-Employee Director Compensation

On December 29, 2005, the Board approved changes to the equity and cash compensation of its non-employee directors. These changes are effective as of January 1, 2006 and supersede the compensation arrangements with respect to non-employee directors that were in effect immediately prior to this date.

Effective January 1, 2006, the equity compensation of Immunicon’s non-employee directors is as follows:

•	Upon election to the Board, a new director will receive an option to purchase 25,000 shares of the common stock of Immunicon.

•	Each director will receive an annual option to purchase 15,000 shares of the common stock of Immunicon.

•	Each director who chairs a committee of the Board will receive an annual option to purchase 4,000 shares of the common stock of Immunicon.

Effective January 1, 2006, the cash compensation of Immunicon’s non-employee directors is as follows:

•	$15,000 annual cash retainer for each director.

•	$10,000 annual cash retainer for the Audit and Compliance Committee chair.

•	$5,000 annual cash retainer for the Compensation Committee chair.

•	$5,000 annual cash retainer for the Nominating and Governance Committee chair.

•	$2,500 meeting fee for each director for each meeting of the Board attended in person.

•	$750 meeting fee for each director for each meeting of the Board attended via conference telephone.

•	$750 meeting fee for each committee member for each meeting of a committee of the Board attended in person.

•	$750 meeting fee for each committee member for each meeting of a committee of the Board attended via conference telephone.

Effective January 1, 2006, a non-executive chairperson of the Board will receive a $50,000 annual cash retainer and an annual option to purchase 20,000 shares of the common stock of Immunicon vesting annually over two years (such chairperson will receive no other compensation for service on the Board or any of the committees of the Board).

A copy of the updated compensation policy for non-employee directors is attached hereto as Exhibit 10.3 and is incorporated by reference herein.

Amendment to Veridex Agreement

On December 30, 2005, Immunicon entered into a letter agreement (the “Amendment”) amending the terms of Immunicon’s Development, License and Supply Agreement with Ortho-Clinical Diagnostics, Inc. dated as of August 17, 2000 (the “Agreement”), as amended and assigned to Veridex, LLC, an affiliate of Johnson & Johnson (“Veridex”). The Amendment incorporates an additional milestone into the Agreement as Section 5.2.15.

Under the Amendment, Veridex would pay to Immunicon $500,000 for participation in a study in which Immunicon participates as the central testing laboratory for conducting circulating tumor cell testing and analysis of study patients using CellSearch reagents. One-half, or $250,000, of the milestone payment would be payable to Immunicon upon the execution of a binding agreement between Immunicon and the clinical research coordination body responsible for conducting the study, provided that such agreement establishes that Immunicon is the central testing laboratory providing CellSave tubes for sample collection, shipping of specimens from collection sites to Immunicon, conducting circulating tumor cell analysis of study patients using CellSearch reagents and providing results to the appropriate study coordinator. The remaining $250,000 of the total $500,000 milestone payment would be paid to Immunicon upon enrollment by participating groups of more than one-half of the number of qualified and eligible patients comprising the targeted study population as defined in the final study protocol at the study initiation. The completion date for this milestone is one year after the first patient is enrolled.

A copy of the Amendment is attached hereto as Exhibit 10.4 and is incorporated by reference herein.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 29, 2005, Immunicon announced that, consistent with Immunicon’s top management succession plan as described in Immunicon’s Current Report on Form 8-K filed on November 15, 2005, the Board elected Byron D. Hewett as president, chief executive officer and director effective January 1, 2006. Edward L. Erickson, who has served as Immunicon’s chairman since April 1998 and chief executive officer since March 1999, will serve as executive chairman through March 31, 2006. Thereafter, Mr. Erickson will remain as chairman of the board in a non-executive capacity at least until the next annual meeting of stockholders.

Mr. Hewett has served as Immunicon’s president and chief operating officer since April 2005 and served as chief operating officer and general manager, cancer products, from October 2004 to April 2005. Prior to joining Immunicon, he served as senior vice president of sales and marketing and general manager, North America, for Qiagen, Inc., where he led North American commercial operations. Mr. Hewett’s management responsibilities included oversight of sales, marketing, finance, human resources, information technology, training, and field, customer, and technical service for both the US and Canada. Prior to Qiagen, he served as vice president of worldwide marketing in the laboratory testing segment of Bayer Diagnostics (previously Chiron Diagnostics), from June 2000 to March 2002, responsible for strategy and marketing of Bayer’s global immunochemistry, hematology, clinical chemistry, high volume urine chemistry, laboratory automation, and information and consulting businesses. Mr. Hewett had previously served as president of the US commercial operations unit for Bayer from January 1998 to December 1998 and as vice president within the US branch of the laboratory testing segment and nucleic acid diagnostics business from June 1999 to May 2000. Mr. Hewett began his business career with Abbott Laboratories advancing to the position of business unit manager in Abbott Laboratories’ therapeutic drug monitoring and transplant diagnostics business. Mr. Hewett holds a B.S. from the McIntire School of Commerce at University of Virginia and a Masters in Management from the J.L. Kellogg Graduate School of Management at Northwestern University.

Other than his appointment and election effective January 1, 2006 and the change in Mr. Hewett’s compensation as disclosed in Item 1.01 above, the terms of Mr. Hewett’s employment with Immunicon have not changed and are as described in Immunicon’s Current Reports on Form 8-K previously filed on April 25, 2005 and October 13, 2004.

Item 7.01. Regulation FD Disclosure.

On December 30, 2005, Immunicon issued a press release announcing that the Board elected Byron D. Hewett as president, chief executive officer and director of Immunicon. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

5

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 – Letter, dated as of December 29, 2005, between Byron D. Hewett and Immunicon, amending the terms of Mr. Hewett’s employment and severance agreement.

10.2 – Letter, dated as of December 29, 2005, between Edward L. Erickson and Immunicon, amending the terms of Mr. Erickson’s employment and severance agreement.

10.3 – 2006 Compensation Policy for Non-Employee Directors.

10.4 – Letter Agreement, dated as of December 30, 2005, amending the terms of the Development, License and Supply Agreement between Immunicon Corporation and Ortho-Clinical Diagnostics, Inc. dated as of August 17, 2000, as amended and assigned to Veridex, LLC.

99.1 – Press release dated December 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNICON CORPORATION

Date:	January 4, 2006	By:	JAMES G. MURPHY

		Name:	James G. Murphy
		Title:	Senior Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1	Letter, dated as of December 29, 2005, between Byron D. Hewett and Immunicon, amending the terms of Mr. Hewett’s employment and severance agreement.

10.2	Letter, dated as of December 29, 2005, between Edward L. Erickson and Immunicon, amending the terms of Mr. Erickson’s employment and severance agreement.

10.3	2006 Compensation Policy for Non-Employee Directors.

10.4	Letter Agreement, dated as of December 30, 2005, amending the terms of the Development, License and Supply Agreement between Immunicon Corporation and Ortho-Clinical Diagnostics, Inc. dated as of August 17, 2000, as amended and assigned to Veridex, LLC.

99.1	Press release dated December 30, 2005.